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                                                                   EXHIBIT 99.01

[QUINTILES LOGO]

                                                                    News Release



         QUINTILES TRANSNATIONAL'S NET REVENUE EXCEEDS QUARTER BILLION,
                              SETS INDUSTRY RECORD

         RESEARCH TRIANGLE PARK, N.C. - April 21, 1998 - Quintiles Transnational Corp. (Nasdaq: QTRN) today reported strong financial results for the first quarter 1998. Net revenue for the quarter was $254.7 million, a 42% increase over net revenue of $179.9 million for the first quarter 1997. Net income available to common shareholders grew 57% to $18.0 million versus $11.5 million for the 1997 first quarter. Diluted net income per share grew 47% to $0.24 compared with $0.16 per share for the same period in 1997. First quarter 1997 results were restated for acquisitions completed during 1997 that were accounted for as poolings of interests. When compared with first quarter 1997 results as originally reported, diluted net income per share grew 57% compared with $0.15 per share for the first quarter of 1997.

         "We are very pleased by the superb results for the first quarter. Breaking the one-quarter billion mark is a first in the industry and a major milestone for us," said Dennis Gillings, Ph.D., Chairman and CEO of Quintiles Transnational Corp. "We are especially pleased by our customers' resounding vote of confidence. Our net revenue increases show that we continued to extend our leadership at a tremendous rate.

         "We have differentiated ourselves by our commitment to Total Acceleration(TM) on a global scale. Our worldwide service capacity is designed to accelerate both clinical development and sales penetration, which can effectively add years to a product's sales life before patent protection expires."

         In the first quarter, Quintiles expanded its pan-European sales force to reinforce its leadership position both in numbers of sales personnel and therapeutic reach. In the Greater China region, Quintiles continued its long-term strategy by adding considerable breadth to its clinical development capabilities. Quintiles also enhanced its health outcomes assessment services, particularly in patient registries, pharmacoeconomic and quality-of-life studies, which are crucial areas for customers seeking optimum product market positioning in a cost-containment environment.

         "We offer our customers the powerful combination of the world's largest clinical trials management capacity and the world's largest contract sales force," Dr. Gillings said. "Innovex, our product commercialization group, is by far the leader in the U.S. and Europe, and we are leading the globalization of contract sales by systematically expanding Innovex to major new markets, utilizing the global presence of our clinical development group as an efficient platform for growth.


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         "While building this unique critical mass on a global basis, we have taken great care to organize ourselves into small, specialized business units. This way our customers can enjoy the advantages of scale without sacrificing the entrepreneurial responsiveness that has fueled our growth. This, in a nutshell, is our `worldwide-next door' program."

         Quintiles Transnational Corp. is the market leader in providing full-service contract research, sales and marketing, healthcare policy consulting and health information management services to the worldwide pharmaceutical, biotechnology, medical device and healthcare industries. Quintiles is headquartered near Research Triangle Park, North Carolina. With 12,000 employees worldwide and offices in 27 countries, Quintiles operates through specialized work groups dedicated to meeting individual customer needs.

         Information in this press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the ability of recently combined businesses to be integrated with Quintiles' current operations, actual operating performance, the ability to penetrate new and unproven markets and the rate of such penetration, the ability to maintain large client contracts or to enter into new contracts, and the actual costs of combining the businesses. Additional factors that could cause actual results to differ materially are discussed in the company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, its Form 8-Ks, and its other periodic reports.


Condensed Consolidated Statements of Income
(Unaudited)

                                                     Three Months Ended March 31
                                                     ---------------------------
                                                         1998             1997*
                                                      ---------        ---------
In thousands, except per share data

Net revenue                                             254,690          179,885

Costs and expenses:
     Direct                                             134,021           92,035
     General and administrative                          81,704           60,861
     Depreciation and amortization                       12,064            8,058
Total costs and expenses                                227,789          160,954
Income from operations                                   26,901           18,931

Other income (expense)                                     (458)            (723)
Income before income taxes                               26,443           18,208
Income taxes                                              8,438            6,729

Net income available to common shareholders           $  18,005        $  11,479

Basic net income per share **                         $    0.24        $    0.16

Diluted net income per share **                       $    0.24        $    0.16


Shares used in computing net income per share **
          Basic                                          74,977           70,017
          Diluted                                        76,554           71,931

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Consolidated Balance Sheet Data
(Unaudited)

                                                       March 31,      December 31,
                                                         1998             1997
                                                      ---------        ---------
In millions

Working capital                                       $     168        $     165
Total assets                                                890              799
Shareholders' equity                                        413              387

 * Restated to include Butler Clinical Recruitment and Medical Action Communications acquired in June 1997, and CerebroVascular Advances acquired by the Company in July 1997 and Clindepharm International
   (Pty) Limited, Rapid Deployment Services, and Intelligent Imaging, Inc. acquired by the Company in August 1997 through transactions accounted for as poolings of interests.

** Restated to reflect the December 1997 two-for-one stock split





CONTACT: Pat Grebe, Media Relations -- pgrebe@quintiles.com, or
         Greg Connors, Investor Relations --
         invest@quintiles.com, both of
         Quintiles Transnational Corp., (919) 941-2000


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